EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 3, 2017—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2017, of $26.6 million, or 77 cents per share, compared to $27.9 million, or 80 cents per share, for the same period in the prior year.

During the third quarter of 2017, electric net income decreased due to a 5.4% decrease in electric retail sales reflecting lower customer demand due to cooler weather, particularly in August, when compared to warmer weather for the same month in 2016. The average temperature in August was 67 degrees compared to 73 degrees in the prior year. Normal average temperature in August is 70 degrees.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 149,000 customers in Dane County, Wis., and purchases and distributes natural gas to 154,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended September 30,	2017	2016
Operating revenue	$139,539	$136,717
Operating income	$43,001	$46,527
Net income	$26,629	$27,880
Earnings per share (basic and diluted)	$0.77	$0.80
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Nine Months Ended September 30,	2017	2016
Operating revenue	$422,825	$405,820
Operating income	$102,462	$104,270
Net income	$61,472	$61,058
Earnings per share (basic and diluted)	$1.77	$1.76
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com